UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2002

THE PMI GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Montgomery Street, San Francisco, California 94111
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number including area code: (415) 788-7878

(Former name or former address, if changed since last report.)

Item 9.    Regulation FD Disclosure

During The PMI Group, Inc.’s second quarter 2002 earnings conference call held on July 24, 2002, the Company reaffirmed that its operating earnings for 2002 will likely range between $3.83 and $3.95 per share. The Company also noted that it continues to expect a 15% to 25% increase in claims paid and a 25% to 35% increase in losses incurred in 2002. The Company also stated that its cash operating earnings (net income less capital gains, capital losses and non-recurring expenses, and excluding changes in the following balance sheet items: deferred policy acquisition costs, reserves for losses, and unearned premium reserves) was $1.20 for the second quarter of 2002.

Also during the conference call, the Company indicated that, based upon available data, it believes that mortgage originations for the year could range from $1.75 trillion to $2.1 trillion, with purchase money mortgages totaling nearly $1 trillion.

The Company also noted that its bulk business to date consists largely of limited/low documentation loans with “A” credit quality (“Alt A” loans), loans with “A minus” credit quality (defined by PMI as loans with FICO scores between 580 and 620), and loans with “A” credit quality. Approximately 11% of PMI’s insurance in force (including both bulk and flow channels) consists of loans with “A minus” credit quality. PMI’s aim is to maintain no more than 10% to 15% percent of its insurance in force in “A minus” loans and PMI is currently managing to the lower end of that range. PMI’s pricing for “A minus” business is generally higher than our “A” quality business and includes significantly higher loss assumptions. To date, the performance of PMI’s “A minus” business is well within its projections. Less than one half of one percent of PMI’s insurance in force consists of loans with FICO scores less than 580 and certain of these loans possess other compensating underwriting factors.

The Company also noted that, with respect to PMI’s persistency rate, an increase or improvement of ten percentage points could result in approximately an additional $45 to $50 million of premiums earned annually while a decrease or deterioration in PMI’s persistency rate of ten percentage points could result in a decrease of approximately $45 to $50 million of premiums earned annually. PMI’s persistency rate refers to the percentage of insurance policies at the beginning of a period that remains in force at the end of the twelve-month period.

The Company also noted that it believes that PMI Australia’s growth in new insurance written will remain strong but may moderate in the second half of 2002.

Cautionary Statement: Statements in this Form 8-K that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (i) our estimate that operating earnings for 2002 will likely range between $3.83 and $3.95 per share; (ii) our belief that mortgage originations for the year could range from $1.75 trillion to $2.1 trillion, with purchase money mortgages of nearly $1 trillion; (iii) our expectation of a 15% to 25% increase in claims paid and a 25% to 35% increase in losses incurred in 2002; and (iv) our belief that PMI Australia’s growth in new insurance written will remain strong but may moderate in the second half of 2002. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the following factors that could cause the Company’s actual results to differ materially from those expressed herein:

Changes in economic conditions, including economic recessions or slowdowns, adverse changes in consumer confidence, declining housing values, higher unemployment rates, deteriorating borrower credit, changes in interest rates, increases in refinancing activity caused by declining interest rates, or combinations of these factors, could negatively affect the purchase mortgage market and/or reduce the demand for mortgage insurance. A decrease in persistency, resulting from policy cancellations of older books of business, could materially impact our financial results of operations. While stable or rising interest rates may positively contribute to the persistency rate, declining interest rates could adversely affect our persistency rate, our premium yield and our financial condition and results of operations. Changes in economic conditions, such as the unemployment rate, also could cause the number and severity of claims on policies issued by PMI to increase and this could materially adversely affect our financial condition and results of operations. The United States is currently experiencing an economic downturn. If this economic downturn continues or worsens, our loss experience could suffer and/or demand for mortgage insurance could decline.

We cannot be sure that we will be able to employ our mortgage risk assessment skills, management of capital and other elements to meet the needs of the GSEs in a timely manner, or at all, as they determine their requirements under OFHEO’s risk-based capital regulations, or that these elements, if employed, will be effective to meet the GSEs needs with respect to the capital differential contained in the regulations. If we are unable to meet the needs of the GSEs with respect to the capital differential contained in the regulations, our business could be seriously harmed.

The performance of our Australian operations could be materially and adversely affected by a weakening in the demand for housing, interest rate volatility, and/or an increase in claims. The performance of our other strategic investments could materially and adversely be affected by changes in the real estate, title insurance, mortgage lending, mortgage servicing and financial guaranty markets; future movements in interest rates; those operations’ future financial condition and performance; the ability of those entities to execute future business plans; and our dependence upon management to operate those companies in which we do not own a controlling share.

Any or all of these factors could affect the Company and cause our performance to differ materially from the forward-looking statement contained herein. Other risks and uncertainties that could affect us are discussed in our various Securities and Exchange Commission filings, including our report on Form 10-Q for the period ended March 31, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The PMI Group, Inc. (Registrant)

July 25, 2002	By:	/S/ JOHN M. LORENZEN, JR.
John M. Lorenzen, Jr. Executive Vice President and Chief Financial Officer